EXHIBIT 10.18

Note: Portions of this exhibit indicated by [*] are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of the Company’s confidential treatment request.

2nd PURCHASE CONTRACT (YZN/ACL-S13)

THIS CONTRACT, made this 13th day of September, 2005, by and between YOZAN INCORPORATED, a corporation duly organized and existing under the laws of Japan, and having its principal place of business at Sunshine-city World Importmart Bldg. 8F, 3-1-3, Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan (hereinafter called “YZN”) and AIRSPAN COMMUNICATIONS LIMITED, a corporation duly organized and existing under the laws of England, U.K., and having its principal place of business at Cambridge House, Oxford Road, Uxbridge, Middlesex, UB8 1UN, U. K. (hereinafter called “ACL”),

WITNESSETH :

WHEREAS, YZN is a common carrier of wireless communications services operating its paging and PHS networks in Metropolitan Tokyo area and is planning to carry out a new wireless broadband access services in the areas of Metropolitan Tokyo Area, etc. (hereinafter called, “Project”) with WiMAX technology on the radio frequency of 4.9-5.0GHz, which the regulating authorities will allow YZN to use; and
WHEREAS, YZN has decided to use ACL’s WiMAX products as key systems for Project ; and
WHEREAS, ACL is one of the leading wireless telecommunications equipment manufacturers and is developing and manufacturing WiMAX products; and
WHEREAS, ACL has decided to provide YZN with its key WiMAX products to be used in Project according to the requirements agreed upon with YZN; and
WHEREAS, the both parties hereto have executed PURCHASE CONTRACT (YZN/ACL-A14) dated 14th April, 2005, and SUPPLEMENT TO PURCHASE CONTRACT (YZN/ACL-A14S1) dated 15th August, 2005, (hereinafter collectively called, “ 1st P/C”);

NOW, THEREFORE in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto hereby agree as follows :

ARTICLE 1. DEFINITIONS

For the purpose of This Contract, the following terms shall have the following meanings :
1.	“WiMAX” means a wireless technology for IP-centric service which is made based upon the IEEE standard of 802.16 and certified or equivalent to being certified by WiMAX Forum as “WiMAX”.
2.
“Contract Price” or “Contract Prices” mean the amount of money which is calculated by multiplying the respective unit prices provided in Article 3. by the corresponding quantities provided in Article 4..

3.	“ST” or “STs” collectively mean EasyST and ProST, which is defined in the next Article 2. hereunder.
4.
Base Station” or “B/S” means the completely assembled base station which functions as a radio station of WiMAX network node connecting with the optical fiber loop and STs in YZN network and to be installed outdoor mainly on power poles or roof of buildings at the center of each cell for WiMAX service.

5.	B/S-Products Set” means a set of Products supplied by ACL to YZN under This Contract to form a major part of B/S.
6.	This Contract” means this PURCHASE CONTRACT including its Appendixes provided in this PURCHASE CONTRACT.
7.	Delivery” means delivery of Products CIP Narita Airport as defined in INCOTERMS2000 and in accordance with Article 5..
8.
“IPR” and “IPRs” mean all intellectual property rights including, without limitation, patents, copy rights, registered designs, design rights, trade marks, mask works, topography rights, know-how and all other similarly protected rights.

9.	“Lot” and “Lots” mean certain quantities of the collective products of ACL specified in Article 7. collected for one time Acceptance of such products
10.	“Phase” and “Phases” mean collections of Lots bundled and specified under the Article 7. to recognize the stage of progress of the purchase under This Contract.
11.
“ACL-Tok”” means Airspan Japan Corp., a wholly-owned subsidiary of Airspan Networks Inc. of the city of Boca Raton, Florida, U.S.A., located at IMC Shinbashi Bldg., 5-5-1, Shinbashi, Minato-ku, Tokyo, Japan.

ARTICLE 2. PURCHASE AND SUPPLY OF PRODUCTS

YZN shall purchase from ACL and ACL shall supply to YZN the products set forth below in this Article 2.(hereinafter collectively called “Products”), in addition to the products purchased by YZN from ACL under 1st P/C, in accordance with the provisions of This Contract :
1.
“EasyST”, which is a subscriber terminal radio unit of WiMAX designed for indoor use with an integrated undetachable antenna of chimney-shape, the detailed specifications of which are described in Appendix-1 to 1st P/C.

2.	“WiFi-AP For EasyST”, which is a WiFi access point base for indoor use, integrated to EasyST, the detailed specifications of which are described in Appendix-1 to 1st P/C.
3.	“ProST”, which is a subscriber terminal radio unit of WiMAX designed for outdoor use with an internal antenna, the detailed specifications of which are described in Appendix-1 to 1st P/C.
4.	“WiFi-AP For ProST”, which is a WiFi access point base for fixed outdoor use, integrated and installed into ProST, the detailed specifications of which are described in Appendix-1 to 1st P/C.
5.
“MicroMAX-SDR”, which is a base station radio unit board of WiMAX to be installed and assembled by ACL into and with ACL’s Enclosure/Aux. or by YZN into a YZN’s enclosure with YZN’s auxiliary components, the detailed specifications of which are described in Appendix-1 to 1st P/C.

6.	“Radio-Transceiver”, which is an OBSAI based radio transceiver integrated to MicroMAX-SDR, the detailed specifications of which are described in Appendix-1 to 1st P/C.
7.
“Enclosure/Aux.”, which is a shell to contain MicroMAX-SDR and its auxiliary components (Ethernet Switch, Power Supply, ONU, Lighting Protection, Fiber Backhaul, Connectors, Enclosure and Mounting Bracket.) assembled with MicroMAX-SDR including its assembling work, the detailed specifications of which are described in Appendix-1 to 1st P/C.

8.
“Netspan-NMS”, which is a software package of the network management tool for WiMAX network of MicroMAX-SDR and ProST/EasyST, the detailed specifications of which are described in Appendix-1 to 1st P/C.

9.	“CSCA S/W”, which is a software for Carrier Sense and Collision Avoidance loaded on B/S Products Set, the detailed specifications of which are described in Appendix-1 to 1st P/C.
10.	“External Cabling”, which is an each 3 meters cabling finished for connecting MicroMAX-SDR to Radio-Transceiver, the detailed specifications of which are described in Appendix-1 to 1st P/C.
11.	“GPS”, which is integrated into MicroMAX-SDR as a factory built option, the detailed specifications of which are described in Appendix-1 to 1st P/C.
12.	“Cable for GPS”, which is an each 3 meter cable connecting GPS to its antenna, the detailed specifications of which are described in Appendix-1 to 1st P/C.
13.	“Cable for Slave MicroMAX-SDR”, which is an each 3 meters cable connecting two MicroMAX-SDRs for GPS operation, the details of which are described in Appendix-1 to 1st P/C.
14.	“Outdoor PSU”, which is a power supply unit to be used for and attached to ProST, the detailed specifications of which are described in Appendix-1 to 1st P/C.

ARTICLE 3. UNIT PRICES

The unit prices of the respective Products purchased by YZN from ACL are set forth herebelow in this Article (hereinafter collectively called “Unit Price(s)”), which are established in U.S.Dollars on the basis of CIP Narita Airport INCOTERMS2000 and are subject to the volume discount only applicable to the purchase quantity of the respective item mentioned in the next Article 4. hereunder.

1.	MicroMAX-SDR (one board) U.S.$[*].-
2.	Radio-Transceiver (one piece) U.S.$[*].-
(A Single B/S-Products Set consists of 1 of MicroMAX-SDR and 2 of Radio-Transceiver, while a Double B/S-Products Set consists of 2 of MicroMAX-SDR and 4 of Radio-Transceiver.)
3.	Enclosure/Aux. for a Single B/S Products Set and assembling U.S.$[*].-
4.	Enclosure/Aux. for a Double B/S Products Set (To be agreed separately)
5.	Netspan-NMS U.S.$[*].- /from 15,001-to 30,000.-STs cumulated from
1st P/C
6.	EasyST U.S.$[*].-
7.	WiFi-AP For EasyST U.S.$[*].-
8.	ProST U.S.$[*].-
9.	WiFi-AP For ProST U.S.$[*].-
10.	CSCA S/W Free
11.	External Cabling U.S.$[*] pair
12.	GPS U.S.$[*].-
13.	Cable for GPS U.S.$[*].-
14.	Cable for Slave MicroMAX-SDR U.S.$[*].-
15.	Outdoor PSU U.S.$[*].-

ARTICLE 4. PURCHASE QUANTITIES AND CONTRACT PRICES

(1) The quantities and Contract Prices on CIP Narita Airport basis of Products to be purchased by YZN from ACL under This Contract are set forth herebelow in this Article :
(Name of Products)     (Purchase Quantities)     (Contract Price)

1.	MicroMAX-SDR [*] Units US$[*].-
2.	Radio-Transceiver [*] Units US$[*].-
3.	Enclosure/Aux. for Single B/S Products Set [*] Units US$[*].-
4.	Enclosure/Aux. for Double B/S Products Set NIL
5.	Netspan-NMS 1 Set for 10,000STs [*] (up to cumulated 30,000Units)
6.	EasyST [*]
7.	WiFi-AP For EasyST [*]
8.	ProST [*]Units US$[*].-
9.	WiFi-AP For ProST [*] Units US$[*].-
10.	CSCA S/W 1 set for 1,200 Units Free
11.	External Cabling [*] Pairs US$[*].-
12.	GPS [*] Units US$[*].-
13.	Cable for GPS [*] Units US$[*].-
14.	Cable for Slave MicroMAX-SDR [*] Units US$[*].-
15.	Outdoor PSU [*] Units US$[*].-
( Grand Total before volume discount : US$[*].-)

(2) ACL gives YZN a volume discount from the above Grand Total. After this discount, The Total Contract Price of This Contract is U.S.$15,000,000.-. The discount amount shall be calculated and applied on pro-rata basis against each ACL’s invoice.

ARTICLE 5. DELIVERY CONDITIONS

1.
Products shall be delivered to YZN on CIP Narita Airport INCOTERMS2000 basis subject to the provisions in Article 13. after standard export packing, the details of which are mutually agreed separately. The shipping arrangement from U.K. airport, its export customs clearance, and the advice and presentation of shipping documents to YZN shall be made properly by ACL for each respective shipment in accordance with the standard export procedure, the details of which are mutually agreed separately. If necessary, partial shipment of each Lot will be allowed by YZN after reasonable efforts by ACL to avoid it and the appropriate notice by ACL to YZN.

2.	Subject to Clause 3. of this Article 5., title to and risk of each Lot shall be transferred to YZN from ACL upon Delivery CIP Narita Airport INCOTERMS2000.
3.	The software will at all times remain the exclusive property of ACL.

ARTICLE 6. PAYMENT TERMS

The payment of Contract Price shall be made as follows :
1.	As the down payment, 30% of the total Contract Price shall be paid by YZN to ACL, by T.T.Remittance within two weeks after the date of This Contract.
2.	As the payment upon each Delivery, 35% of the respective Contract Price of each shipment shall be paid by YZN to ACL, by T.T.Remittance within one week after the respective Delivery.
3.	35% of the respective Contract Price shall be paid by YZN to ACL, by T.T.Remittance within two months after the corresponding Delivery.
4.	The payment currency shall be U.S.Dollars.
5.
If YZN does not make any payment by the due date (other than for disputed invoice),ACL may give written notice of non-payment to YZN, and if the overdue payment is not received within 10days of such notice, ACL will be entitled to : (1)charge interest on outstanding amount at the rate of LIBOR plus 3% calculated daily from the due date; and (2)cease providing the service and/or cease performing its obligations under This Contract.

ARTICLE 7. TIME SCHEDULE OF DELIVERY
Delivery of Products on CIP Narita Airport basis shall be from 1st March, 2006, to 30th June, 2006. The details of the delivery schedule, Lots and Phases shall be mutually agreed separately.

ARTICLE 8. DUTIES AND TAXES
YZN shall be responsible only for any taxes, duties, surcharges or other similar assessment imposed on Products or the transaction of YZN in relation to Products by any taxing authorities in Japan after Delivery.

ARTICLE 9. TEST AND INSPECTION OF PRODUCTS
1.
ACL shall perform the factory test and inspection of all units in each above Lot of Products at ACL’s factory before the respective shipment (hereinafter called “Factory Test”), and may ship only the Lot which has passed Factory Test. The report of Factory Test with the table of each MAC address and serial number for each unit shall be submitted by ACL to YZN upon Delivery of the respective Lot.

2.	ACL shall receive, if requested by YZN, YZN engineers to visit ACL factory and witness the aforesaid Factory Test. During or after such Factory Test, ACL, according to the request by such YZN engineer, shall perform some items of Factory Test and show such Factory Test itself and its result to such YZN engineer visiting ACL factory, unless it badly affects ACL’s manufacturing cost, shipping schedule of Products or the quality of Products.
3.	YZN shall perform the inspection of quantity and the outlook of all packages (hereinafter called “Outlook Inspection”) and the final test and inspection of random samples for each Lot of Products in Japan (hereinafter called “Acceptance Test of Samples”) within one month after the Delivery of each Lot. In case any failure is found in a sample unit or units of such Acceptance Test of Samples, YZN will, with an immediate written notice of failure (hereinafter called “Notice of Failure”) to ACL, perform the additional test and inspection of the new samples of the corresponding Lot or the test and inspection of all units in the corresponding Lot (hereinafter called “Acceptance Test of All Units”) at the cost of ACL, and ACL shall correct or replace all the defective units immediately till this Lot passes Acceptance Test of Samples or All Units. YZN may use or resell a unit or units which have passed such Acceptance Test of All Units, even before Acceptance of such Lot. In this event, YZN shall issue the written notice of partial acceptance for the units which have passed such Acceptance of All Unit and used or resold by YZN (hereinafter called “Partial Acceptance”).
4.	The items, procedure and criteria of the test and inspection of Products provided in this Article are as per Appendix-2 to 1st P/C.
5.	In case the respective Products be assembled in Japan, the period of one month shall be added on to the above time-line for the assembling work period.

ARTICLE 10. ACCEPTANCE OF PRODUCTS

Acceptance of Products by YZN shall be done for each Lot which may have passed the respective Acceptance Test of Samples or of All Units, and YZN shall send a written notice of acceptance (hereinafter called “Notice of Acceptance”) to ACL upon the Acceptance of the respective Lot. If and when no Notice of Acceptance nor Notice of Failure is issued within one month of Delivery in case local assembling work is not necessary, or within two months of Delivery in case it is necessary, the respective Lot of Products shall be deemed to be accepted by YZN.

ARTICLE 11. PERFORMANCE BOND

The Bank Guarantee for 10% of the total Contract Price issued by a prime bank in U.K., which shall be effective till 6 months after the acceptance of all the Products, shall be deposited by ACL at YZN. This Bank Guarantee shall be raised by the end of January 2006, and effective six months after acceptance of all Products being made by YZN. YZN shall return this Bank Guarantee to ACL immediately after its expiry.

ARTICLE 12. TECHNICAL SUPPORT AND HANDLING OF PRODUCTS
1.
Besides Warranty and Remedy, ACL shall render YZN its technical support for Product, upon YZN’s request, including but not limited to dispatching ACL’s qualified engineers with the reasonable charge separately agreed by the two parties.

2.
YZN shall undertake that, following the respective Delivery, Products will be stored, maintained, and used properly having regard to the Technical Specifications provided in Appendix-1 to 1st P/C and Requirement in Handling of Products provided in Appendix-4 to 1st P/C.

3.
In the event WiFi/EasyST integration is done by YZN and YZN requires ACL to test interworking of WiFi-Access Point and EasyST, ACL will accept to perform such test at YZN’s account on cost(time and material) plus fee basis.

ARTICLE 13. MicroMAX-SDR AND B/S ASSEMBLING

1.
MicroMAX-SDR may be assembled into and with Enclosure/Aux. by YZN or by ACL-Tok after its Delivery and will function as a key component of Base Station. ACL shall provide YZN with the detailed specifications of the MicroMAX interface with Enclosure/Aux. and manual and conditions for assembling of MicroMAX-SDR into and with Enclosure/Aux., within one month of This Contract. ACL shall support YZN so that assembling of MicroMAX-SDR into and with Enclosure/Aux. may be done without any problem. Warranty and performance guarantee for MicroMAX-SDR provided in Article 16. of This Contract shall be maintained unchanged as far as the said manual and conditions is satisfied by YZN and its housing method is approved by ACL.

2.	ACL shall reasonably support YZN for the installation and operation of Base Station including any issues or problems arising from installation, operation and maintenance of MicroMAX-SDR, according to the mutual agreement separately made.

ARTICLE 14. SOFTWARE LICENSE

1.	ACL hereby grants to YZN a non-exclusive and non-transferable license to use Netspan-NMS. The license extends to any correction supplied by ACL for Netspan-NMS free of charge.
2.
ACL hereby grants to YZN a non-exclusive license of all the software loaded on Products purchased by YZN from ACL. This license of the software on Products shall be transferable to the YZN’s subscribers.

ARTICLE 15. THIRD PARTY PROPRIETARY AND IPR

1.	Should Products contain third party proprietary equipment or software then, ACL shall pass onto YZN the benefit of whatever warranty support ACL receives from such third party.
2.	ACL will indemnify YZN against liability under any injunction or final court judgment awarded against YZN or any settlement in respect of infringement of third party IPR arising out of YZN’s or its subscriber’s use of Products.
3.
Should such infringement of third party proprietary or IPR or any allegation thereof occur, ACL shall make best efforts not to involve YZN to it, and YZN shall assist, at ACL account, for ACL to settle negotiation and litigation caused by such infringement. In such case, YZN shall promptly notify ACL in writing of any alleged infringement, and ACL shall indemnify, defend and hold halmless YZN from any claims, losses, costs, damages, fees or expenses in connection with any and all actions, suits, claims or demands that may be brought or instituted against any YZN’s indemnitee by any third party, up to the limit established in Clause 4. of Article 19.

4.
Should such infringement of third party proprietary or IPR or any allegation thereof occur, ACL will, at its expense, modify, replace Products or part thereof so as to avoid such infringement, or procure for YZN the right to continue using Products.

ARTICLE 16. WARRANTY

ACL, for 14 months from the Delivery of each respective Lot, warrants Products, as an independent equipment and/or as a system of Products, free from any defects and in strict conformity with the specifications provided in Appendix-1 to 1st P/C with the performances guaranteed under Appendix-3 to 1st P/C and suitable for the YZN’s intended use, which is described in This Contract. YZN shall undertake that, following Delivery, Products will be stored, maintained, and used properly as provided in Clause3. of Article12.. The said period of warranty shall be counted for each Lot from the respective Delivery. The warrantee period for repaired or replaced Products is ninety (90) days from its date of Delivery or until the end of its original warrantee period, whichever longer.

ARTICLE 17. REMEDY

1.
ACL shall undertake to replace or repair or redesign, at ACL’s option, any of Products or part thereof which has failed the warranty conditions provided in Article 16., except where the cause of such failure is YZN’s non-compliance with Article 12..

2.
In any event that frequent or serious failure in warranty occurs, then ACL shall take all necessary measure to solve such situation including but not limited to changing design, material and/or workmanship.

3.
YZN shall advise ACL of a defect or failure in warranty within 30 days of YZN becoming aware of it and, except where ACL agrees to replace or repair Products at the place designated by YZN, YZN promptly returns to ACL-Tok such Products of defect or in failure by carriage paid with a written note identifying such defect or failure, according to ACL’s Return Material Authorization (RMA) Procedure. ACL will repair or replace such defective item at no additional charge to YZN and return the repaired or replacement item to YZN.

ARTICLE 18. GUARANTEE FOR SUPPLY AND SUPPORT

1.
ACL guarantees, for the period of 5 years from the date of This Contract to supply Products, and for the period of 8 years from the date of This Contract to provide technical support and repair and maintenance necessary for Products so that YZN may undertake its Project, with the equivalent or more favorable prices and terms and conditions for YZN to This Contract. The detailed terms and conditions of the said supply of Products and technical support by ACL shall be as agreed by a separate agreement of the two parties hereto after Delivery of Products.

2.
If ACL foresees any difficulty, beyond its reasonable control, in maintaining to supply of Products or to render technical support or repair and maintenance, then, by giving 12 months pre-notice to YZN, ACL may recommend an alternative solution for such difficulty and YZN will consider such alternative solution.

3.
ACL reserves the right to substitute Products or part thereof with its product equipment or software which will operate in compliance with or in excess of the technical specifications provided in Appendix-1 and comply with the other provisions in This Contract and be incorporated with Products under operation in Project without any problem. Notwithstanding with this clause, YZN may reject such substitution of Products or part thereof, in case such substitution will cause any additional cost for YZN.

ARTICLE 19. ACCIDENT AND DAMAGE

1.
ACL shall indemnify YZN and shall maintain appropriate insurance cover against damage (other than Products) and death or injury to the persons to the extent caused solely by the negligence of ACL, any defects in Products that may contribute death, injury or accident or by its personnel provided that ACL is immediately notified of any claim and is given full power to negotiate and settle all claims in reasonable manner of Japan, and that ACL liability for damage to property shall be limited to U.S.$1,000,000 per event or series of connected event and U.S.$2,000,000 in aggregate under This Contract.

2.	ACL’s liability hereunder shall extend to all damages directly caused by the breach of any of This Contract by ACL.
3.	ACL shall not be liable for consequential damages, such as loss of profit and loss of use.
4.	Save for claim ensuing from damage or injury to persons or damage to property as detailed in the above Clause1., ACL’s total liability in respect of all claims arising from this contract in the aggregate shall not exceed the total Contract Price.

ARTICLE 20. LIQUIDATED DAMAGE

In the event that ACL fails to meet the time schedule of Delivery of Products, ACL will be liable to pay to YZN agreed liquidated damages for each week of delay of 1% for the Contract Price of the delayed Lot up to a maximum of 10% of the Contract Price of that Lot. Partial Acceptance shall be excluded for the purpose of this Article. Payment of liquidated damages shall be in full and final satisfaction of ACL’s liability for delay.

ARTICLE 21. FORCE MAJEUR

Neither party will be liable for delay in performing or failure to perform obligations (other than the obligation to make due payments), if the delay or failure result from circumstances beyond the reasonable control of the other party including but not limited to an Act of God, refusal or revocation of any license or other governmental act, fire, explosion, accident, third party industrial disputes, war, armed conflict, or civil commotion. In the event that such circumstances continue for ninety days or longer either party may terminate the Contract or relevant part of it without further liability to the other.

ARTICLE 22. TERMINATION

1.
In the event that ether party commits a material breach of This Contract the non-defaulting party shall give the defaulting party written notice of alleged breach and a reasonable period of time within which to remedy the alleged breach. In the event that the defaulting party fails to remedy the alleged breach within such period the non-defaulting party may upon giving 14 days written notice to the defaulting party (without affecting any other claim or remedy) immediately terminate This Contract or any part of it.

2.
If either party commits an act of bankruptcy or goes or is put into liquidation (other than solely for amalgamation or reconstruction) or if a receiver is appointed over any part of the party’s business or if the party suffers the seizure of any property for non-payment of debt, then the other party may regard any such circumstances as ground for immediately terminating This Contract without notice may terminate This Contract through the same procedure as provided in the above clause.

3.	Termination will not discharge either party from the obligations under This Contract already becomes due by the termination.

ARTICLE 23. CONFIDENTIALITY
1.
All documentation and information supplied by either party to the other in whatever form shall be treated as confidential and shall not be disclosed or used otherwise than for the purpose of performing their obligations under This Contract save that either party may disclose such information to its employees who need to know the same for the purpose of carrying out their duties in respect of This Contract.

2.
Neither party shall be required to keep confidential documentation or information which (i) is in or comes into the public domain otherwise than through a breach of This Contract, or (ii) has been lawfully received from a third party without restriction as to its use or disclosure , or (iii) was already in the receiving party’s possession free of any restriction prior to receipt, or (iv) was independently developed by the receiving party.

3.	The provisions of this Article shall survive expiry or termination of This Contract for a period of three years.

ARTICLE 24. NOTICE
Any notice or writings required to be given under this Contract, unless expressly provided otherwise, shall be addressed by international air mail, postage prepaid, or facsimile to the addresses given below, and except as otherwise provided be deemed effective 3 days of the time mailed or transmitted :

YZN : YOZAN INC.
Sunshine-city World Importmart Bldg.
3-1-3, Higashi-Ikebukuro, Toshima-ku, Tokyo
170-8630 Japan
Phone 81-3-4386-2111
Facsimile 81-3-4386-2124

ACL : Airspan Communications Ltd.
Cambridge House, Oxford Road, Uxbridge, Middlesex
UB8 1UN, U.K.
Phone 44-1895-467-153
Facsimile 44-1895-467-302; and

ACL-Tok: Airspan-Japan Corp.
IMC Shinbashi Bldg. 4F
5-5-1, Shinbashi, Minato-ku, Tokyo
105-0004 Japan
Phone 81-3-5733-5449
Facsimile 81-3-3432-5499

ARTICLE 25. CONSTRUCTION AND ARBITRATION

1.	This Contract shall be governed by, construed and legal relations between the parties hereto determined in accordance with the laws of Japan.
2.
ACL shall timely obtain the certificate of Telecommunication Engineering Center (TELEC) at its expense for Products to be Delivered to YZN after complete assembling or packaging in a enclosure for immediate service.

3.
All dispute, controversies or differences which may arise between the parties, out of or in relation to or in connection with This Contract, or for the breach thereof, shall be finally settled by arbitration in Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. The award rendered by the arbitration shall be final and binding upon the both parties.

4.	All trade terms provided in This Contract shall be interpreted in accordance with the latest Incoterms of the International Chamber of Commerce.

ARTICLE 26. ASSIGNMENT

No party to this Contract shall have the power or ability to assign any part of its interests in This Contract without the written consent thereto of the other party.

ARTICLE 27. MISCELLANIOUS

1.
This Contract constitutes the entire and only agreement between the parties relating to the subject matter, and supersedes and cancels all previous agreements, negotiations, commitments and representatives in respect thereto, and may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing of subsequent date signed by duly authorized officer or representative of each of the parties hereto.

2.	This Contract shall be binding upon YZN and ACL and upon their respective successors, assigns and legal representatives.
3.	In the event that any term of This Contract is unlawful or unenforceable, such provision shall be of no force nor effect and This Contract shall otherwise continue in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Contract to be executed, in duplicate, each duplicate of which shall be considered as original, by its duly authorized officers or representatives.

YOZAN INC.

(SIGNED)

By Sunao Takatori, President and CEO

Airspan Communications Ltd.

(SIGNED)

By Henrik Smith-Petersen, President Asia Pacific